EX 99.28(h)(5)

Fund Compliance Services Agreement

This Fund Compliance Services Agreement (“Agreement”) effective as of the 5th day of October, 2011, between Curian Variable Series Trust, a Massachusetts Business Trust (the “Trust), and Jackson Fund Services (“JFS”), a division of Jackson National Asset Management, LLC a limited liability company organized under the laws of the State of Michigan (“JNAM”), having its principal place of business at 225 West Wacker Drive, Suite 1000, Chicago, Illinois 60606.

Whereas, the Trust is a registered investment company, and is subject to the requirements of Rule 38a-1 (“Rule 38a-1”) under the Investment Company Act of 1940, as amended, (“1940 Act”), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the “Federal Securities Laws,” including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), as amended, the 1940 Act, the Investment Advisers Act of 1940, as amended, Title V of the Gramm-Leach-Bliley Act, as amended, any rules adopted by the U.S. Securities and Exchange Commission (“Commission”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the Commission or the Department of the Treasury. These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser (including any sub-advisers), principal underwriter, administrator, and transfer agent of the Trust (collectively, the “Service Providers”);

Whereas, JFS offers compliance oversight services pursuant to Rule 38a-1;

Whereas, the Trust desires to retain the services of JFS to assist in its compliance with Rule 38a-1; and

Whereas, JFS and the Trust wish to enter into this Agreement in order to set forth the terms under which JFS will perform the services enumerated herein on behalf of the Trust.

Now, Therefore, in consideration of the covenants herein contained, the Trust and JFS hereby agree as follows:

1.  Fund Compliance Services.

(a) Rule 38a-1 Compliance Services. JFS shall work with the Trust to create, review, maintain and update written compliance policies and procedures which shall be reasonably designed to prevent the Trust from violating applicable provisions of the Federal Securities Laws.  The corresponding documents and related amendments, designed to ensure compliance under Rule 38a-1, shall become effective as the fund compliance program, upon the approval of the Board of Trustees of the Trust (the “Board”) (collectively, the “Fund Compliance Program”). In support of the Fund Compliance Program, JFS agrees to provide the compliance services outlined in Schedule A.

2.  Chief Compliance Officer.

(a) Provision of Chief Compliance Officer. JFS agrees to make available to the Trust an employee or agent to serve as the Trust’s Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, to report directly to the Board, subject to the election by the Board. JFS shall provide an appropriately qualified employee or agent of JFS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in the best interests of the Trust, and who is competent and knowledgeable regarding the Federal Securities Law.

(b) Termination of Chief Compliance Officer. In the event such person is: (1) terminated as Chief Compliance Officer by the Board, or (2) with approval of the Board, terminated as a JFS employee or agent, JFS will promptly make another, suitable person available to serve as the Chief Compliance Officer who is acceptable to the Board. Should the Board choose not to elect that proposed replacement Chief Compliance Officer designated by JFS, the Agreement shall terminate.  The Trust shall pay in full the compliance services fees described in Schedule B up to and including the date of termination of the compliance services.

(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1 and subject to the approval of the Board as to the amount, JFS shall pay a level of total compensation to such person as is consistent with JFS’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location.  JFS shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

(d) Trust Obligations to Chief Compliance Officer. The Trust will provide copies of its Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and endeavor to achieve the cooperation of the Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist the Chief Compliance Officer and JFS in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

The Trust shall provide coverage to the Chief Compliance Officer under its directors’ and officers’ liability policy that is appropriate to the Chief Compliance Officer’s role and title, and reasonably consistent with industry practices regarding coverage applicable to other chief compliance officers.

3.  Fees and Expenses.

JFS shall be entitled to receive from the Trust reasonable fees and out of pocket expenses set forth on Schedule B hereto, reflecting the amounts charged by JFS for the performance of services under this Agreement.  All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

4.  Information to be Furnished by the Trust.

(a) The Trust has furnished or, shall promptly furnish, or shall require its agent to furnish, to JFS copies of the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the Fund Anti-money Laundering Compliance Program (as applicable) and the compliance programs of Service Providers other than JFS, or other information as reasonably requested by JFS or as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

(b) The Trust shall furnish, or shall require its agent to furnish, JFS written copies of any amendments to, or changes in, any of the items referred to in Section 4 hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Fund Compliance Program which will have the effect of changing the procedures employed by JFS in providing the services agreed to hereunder or which amendment will affect the duties of JFS hereunder unless the Trust first notifies JFS of such amendments or changes.

(c) JFS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to this Section 4, and shall be entitled to indemnification in accordance with Section 9 herein with regard to such reliance.

5.  Term and Termination.

The compliance services to be rendered by JFS under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial two (2) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement.  The Agreement will remain in full force from year to year thereafter, subject to annual approval by JFS and the Board.  The Agreement may be terminated by either party by providing the other party with sixty (60) days written notice of termination.  Termination of the Chief Compliance Officer without electing a replacement provided by JFS will also immediately terminate this Agreement as described in Section 2(b).

In addition, both parties agree that this Agreement may be terminated for cause.  For purposes of this Agreement, cause shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) written notice to the other party if the other party (i) is adjudicated insolvent, (ii) files or has filed against it a petition (or other document) under any bankruptcy law or similar law that is unresolved within sixty (60) days of the filing of such petition (or document), (iii) institutes any dissolution or liquidation proceeding, (iv) makes a general assignment or trust mortgage for the benefit of creditors, or (v) if a receiver, trustee, custodian or similar agent is appointed or takes possession of a substantial part of its property or business.

6.  Notice.

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, to the address listed on the signature block below and if to JFS, at 225 West Wacker Drive, Suite 1000, Chicago, Illinois 60606; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

7.  Governing Law and Matters Relating to the Trust.

This Agreement shall be construed in accordance with the laws of the State of Michigan and the Federal Securities Laws. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust.

8.  Representations and Warranties.

Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.  Each party agrees to adhere in all material respects to all applicable Federal Securities Laws.

(a) Representations by the Trust.  The Trust represents that it is duly organized and validly existing and that its shares are duly authorized for issuance in accordance with applicable law.  The Trust warrants that it will take all necessary steps to ensure that it remains in good-standing.

(b) Representations by JFS.  JFS represents that it is a Trust duly organized and in good standing under applicable law.  JFS warrants that it will take all necessary steps to ensure that it remains in good standing.  JFS further represents that it has access to the necessary facilities, equipment, and personnel to assist the Chief Compliance Officer in the performance of his or her duties and obligations under this Agreement.  In addition, JFS shall promptly advise the Trust of any regulatory, legal, financial, health or other matters affecting the Chief Compliance Officer that reasonably calls into question its ability to perform its duties as Chief Compliance Officer.

9.  Indemnification.

(a) The Trust shall indemnify JFS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and other costs and expenses incurred by JFS that result from (i) any claim, action, suit or proceeding arising in connection with JFS’ entry into or performance of this Agreement; (ii) any action taken or omission to act committed by JFS in the performance of its obligations hereunder; or (iii) any action of JFS taken upon instructions believed in good faith by it to have been executed by a duly authorized officer, including, the Chief Compliance Officer or representative of the Trust; provided, that JFS shall not be entitled to such indemnification in respect of actions or omissions constituting willful misfeasance, bad faith, gross negligence, misconduct or reckless disregard of its duties on the part of JFS or its employees, agents or contractors.

(b) JFS shall indemnify and hold the Trust harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and other costs and expenses, incurred by the Trust which results from (i) JFS’s failure to comply with the terms of this Agreement; (ii) JFS’s lack of good faith in performing its obligations hereunder; or (iii) JFS’s negligence or misconduct or its employees, agents or contractors in connection herewith; provided, that the Trust shall not be entitled to such indemnification in respect of actions or omissions constituting willful misfeasance, bad faith, gross negligence, misconduct or reckless disregard of its duties on the part of the Trust, or its employees, agents or contractors.

(c) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or a loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim.  In this event, the party seeking indemnification may not settle, compromise or consent to judgment except with the other party’s prior written consent.  The obligations of the parties hereto under this Section shall survive termination of the Agreement.

10.  Confidentiality.

Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own Confidential Information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party; (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party; (iii) was known to the receiving party at the time of disclosure; (iv) is generated independently by the receiving party; or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party and after such party has been afforded sufficient opportunity, at its expense, to prevent such disclosure. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to JFS, or collected or retained by JFS in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. JFS shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of JFS, except in connection with the performance of JFS’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). JFS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to JFS that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide, or shall have an agent provide, JFS with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the U.S. Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

For the purpose of this Agreement, Confidential Information shall also mean all documents and materials provided by the Trust to JFS and its agents.

The provisions of this Section shall survive the termination of this Agreement.

11.  Intellectual Property.

The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party.  The Trust agrees that JFS may identify the Trust as a client on its client list, which may be posted to JFS’s website, or distributed to prospective clients.  In no event will JFS disclose the nature of the relationship with the Trust, including but not limited to, the terms of this Agreement without prior written approval of the Trust, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.

JFS retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that JFS provides to the Trust in connection with this Agreement.  The Trust acknowledges that JFS may provide the Trust and its representatives with proprietary, copyrighted or trademarked information and shall not disclose JFS’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposal, questionnaire, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of JFS.  The Trust agrees that in the event that the Trust is required to produce JFS’s Intellectual Property to a regulatory authority or court, the Trust will, at JFS’s expense, make all reasonable efforts to protect the JFS Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws.  The Trust agrees to notify JFS in the event it must disclose JFS’s Intellectual Property to any regulatory authority or in any court proceeding and will keep JFS apprised of its efforts to protect JFS Intellectual Property.

12.  Miscellaneous.

(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that JFS is free to enter into similar agreements and arrangements with other entities.

(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Curian Variable Series Trust (“Trust”)	Jackson Fund Services, a division of Jackson National Asset Management, LLC

/s/ Susan S. Rhee	/s/ Mark D. Nerud
Name: Susan S. Rhee	Name: Mark D. Nerud
Title: Vice President, Chief Legal Officer, and Secretary	Title: President and Chief Executive Officer

Schedule A
Fund Compliance Services

JFS will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:

1. Make an individual, acceptable to the Board, available to serve as the Trust’s Chief Compliance Officer, as provided in Rule 38a-1(a)(4) of the 1940 Act, to administer the Fund Compliance Program. The individual serving as Chief Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than annually, to meet separately with the independent members of the Board;

2. Through the Chief Compliance Officer, create, review, maintain and update as required from time to time, (including to reflect any amendments to Rule 38a-1) written policies, procedures, Board presentations, annual reviews and other records comprising the Fund Compliance Program;

3. Through the Chief Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. Through the Chief Compliance Officer, annually provide a written report to the Board that, at a minimum, addresses:

(a) The Chief Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) Each Material Compliance Matter (as defined under Rule 38a-1) that occurred since the date of the last report;

(c) The Chief Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

(d) Any follow-up items, analyses or reports requested by the Board.

5. Through the Chief Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Compliance Program.

Schedule B
Service Fees

Dated: October 5, 2011

Fund Compliance Services Fees: $150,000 annual fee

The Trust shall pay the annual fee, in monthly installments, within ten (10) days after the end of each month.